bakertilly

www.bakertilly.cl

Consent of Independent Registered Public Accounting Firm

Cerberus Cyber Sentinel Corporation
Scottsdale, Arizona

We hereby consent to the incorporation by reference in the Registration Statement Form S-8 of our report dated October 31, 2023 relating to the consolidated financial statements of Arkava Networks SpA., and its wholly-owned subsidiaries Arkavia Networks Limitada and Arkavia Networks as of December 31, 2022 and 2021, and for the year ended December 31, 2022, and for the period from December 1, 2021 (Acquisition) to December 31, 2021, and Servicios Informaticos CUATROi, S.P.A., Comercializadora CUATROi S.P.A., CUATROi Peru S.A.C., and CUATROi S.A.S. as of December 31, 2022, and for the period from August 26, 2022 (Acquisition) to December 31, 2022, and NLT Networks, S.P.A., NLT Tecnologias, Limitada, NLT Servicios Profesionales, S.P.A. and White and Blue Solutions, LLC for the year ended December 31, 2022, and for the period from September 1, 2022 (Acquisition) to December 31, 2022, appearing in the Cerberus Cyber Sentinel Corporation Annual Report on Form 10-K for the year ended December 31, 2022.

CLAUDIO SILVA MORALES **BAKER TILLY CHILE LTDA.**

Certified Public Accountants

Santiago, Chile
October 31, 2023

Baker Tilly Chile Auditores Consultores Ltda., trading as Baker Tilly Chile is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.